                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                CBS CORPORATION
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

[ X ]  No fee required

                                                   CBS Corporation
                                                   Notice of 1999 Annual Meeting
                                        [CBS LOGO] and Proxy Statement
                                                   May 4, 1999

                                   [CBS LOGO]
                                 CBS Corporation
                               51 West 52nd Street
                               New York, NY 10019





                                                                 March 25, 1999

DEAR FELLOW SHAREHOLDER:

     It is my pleasure to invite you to attend CBS Corporation's 1999 Annual Meeting of Shareholders. The meeting will be held at the Sheraton New York Hotel located at 811 Seventh Avenue (at 52nd Street), New York, New York on Tuesday May 4, 1999, beginning at 10:30 a.m., local time. The accompanying Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting.

     At this year's shareholders' meeting, you will be asked to elect 10 directors, to elect KPMG LLP as independent auditors for 1999, and to consider one shareholder proposal, if presented by its proponent.

     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your proxy card as soon as possible. Your vote is important to the Board of Directors. We appreciate your time and attention to the accompanying proxy statement.

     We are also grateful for your support and continued interest in CBS Corporation. Mel Karmazin, President and Chief Executive Officer, and I look forward to seeing you at the meeting.


                                                     Sincerely,

                                                     /s/ David T. McLaughlin
                                                     --------------------------
                                                     David T. McLaughlin
                                                     Chairman of the Board
1

                                 CBS CORPORATION
                            NOTICE OF ANNUAL MEETING
                                   MAY 4, 1999


     The 1999 Annual Meeting of Shareholders of CBS Corporation will be held at the Sheraton New York Hotel, located at 811 Seventh Avenue (at 52nd Street), New York, New York, on Tuesday, May 4, 1999, beginning at 10:30 a.m., local time. The purposes of the meeting are to consider and act upon:

     (1)  the election of 10 directors, each for a term of one year;
     (2)  the election of KPMG LLP as independent auditors for 1999;
     (3)  if properly presented, the shareholder proposal contained herein; and
     (4)  such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 26, 1999 as the record date for determining those shareholders who are entitled to notice of and to vote at the meeting and any adjournment thereof.

     The vote of each shareholder is important. In order to obtain the maximum representation at the meeting, we urge you to complete, sign, date and return your proxy card as promptly as possible. In this way, if you are unable to attend, your shares can nevertheless be voted at the meeting. This will not prevent you from voting your shares in person if you are present at the meeting. A return envelope is enclosed for your convenience. Your proxy may be revoked by delivering a later-dated and signed proxy or written notice of revocation to the Secretary of the Company prior to the time voting is declared closed, or by attending the meeting and voting your shares in person.

     IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE KEEP THE ADMISSION TICKET THAT IS ATTACHED TO THE PROXY CARD ACCOMPANYING THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ALSO CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD. SHAREHOLDERS WHO OWN SHARES THROUGH BANKS OR BROKERS AND WHO PLAN TO ATTEND MUST SEND A WRITTEN NOTIFICATION, ALONG WITH PROOF OF OWNERSHIP (SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT), TO THE SECRETARY'S OFFICE, 51 WEST 52ND STREET, NEW YORK, NEW YORK 10019. THE NAMES OF THOSE SHAREHOLDERS INDICATING THEY PLAN TO ATTEND WILL BE PLACED ON AN ADMISSION LIST HELD AT THE REGISTRATION DESK AT THE ENTRANCE TO THE MEETING. ADMISSION TICKETS WILL NOT BE MAILED IN ADVANCE OF THE MEETING.

                                            On Behalf of the Board of Directors,


                                            /s/  Angeline C. Straka
                                            -----------------------------------
                                            Angeline C. Straka
                                            Secretary
                                            New York, New York
                                            March 25, 1999


YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

TABLE OF CONTENTS

   Election of Directors .............................................................................4
   The Board of Directors and its Committees.........................................................10
   Director Compensation.............................................................................11
   Related Party Transactions........................................................................12
   Security Ownership................................................................................13
   Executive Compensation ...........................................................................15
      Summary Compensation Table.....................................................................15
      Option Grants..................................................................................16
      Option Exercises and Fiscal Year-End Values....................................................17
      Pension Benefits...............................................................................17
      Compensation and Severance Arrangements........................................................20
      Compensation Committee Report on Executive Compensation........................................22
   Shareholder Return Performance Graph..............................................................26
   Election of Independent Auditors..................................................................26
   Shareholder Proposal: Expand Executive Compensation Disclosure Requirements.......................27
   Voting Information................................................................................28
   Shareholder Proposal Submissions for 2000 Annual Meeting of Shareholders..........................28
   Solicitation of Proxies ..........................................................................28

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 4, 1999

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBS Corporation ("CBS" or the "Company") of proxies for the 1999 Annual Meeting of Shareholders to be held on May 4, 1999, and all adjournments thereof. This proxy statement and the accompanying proxy card are first being sent to shareholders on or about March 25, 1999. Only holders of record of the Company's common stock at the close of business on February 26, 1999 are entitled to notice of and to vote at the Annual Meeting. On that date, 709,825,206 shares of common stock were outstanding, each of which entitles the holder to one vote on each matter to come before the meeting.

     The bylaws of the Company provide that proxies, ballots and voting tabulations that identify individual shareholders will be kept confidential except as may be necessary to meet applicable legal requirements. Information that identifies individual shareholders is available for examination only by the judge of election and persons associated with an independent third-party tabulator.

     The principal executive offices of the Company are at 51 West 52nd Street, New York, New York 10019.


1.   ELECTION OF DIRECTORS

     (Item 1 on proxy card)

     At the 1999 Annual Meeting of Shareholders, 10 directors are to be elected to hold office until the 2000 Annual Meeting of Shareholders in accordance with the Company's bylaws. The Board of Directors of the Company (the "Board") proposes for election George H. Conrades, Martin C. Dickinson, William H. Gray III, Mel Karmazin, Jan Leschly, David T. McLaughlin, Richard R. Pivirotto, Raymond W. Smith, Paula Stern and Robert D. Walter, all of whom are now directors of the Company. One current director of the Company, Robert E. Cawthorn, is not standing for re-election at the 1999 Annual Meeting. The Board wishes to thank Mr. Cawthorn for his dedication and service to the Company. As a result of the decision of Mr. Cawthorn not to stand for re-election, the Board has determined to reduce the size of the Board, effective at the Annual Meeting, to 10 members.

     Information about the nominees is set forth on pages 5 through 9.

     The persons named in the enclosed proxy card (Messrs. McLaughlin, Karmazin and Briskman) have advised that, unless a contrary direction is indicated on the proxy card, they intend to vote for the election of the proposed nominees. They have also advised that in the event any one or more of the 10 nominees is not available for election, they will vote for the election of such substitute nominee or nominees, if any, as the Board may propose. In lieu of proposing a substitute nominee, the Board may reduce the number of directors in accordance with the bylaws of the Company.

NOMINEES PROPOSED BY THE BOARD OF DIRECTORS
-------------------------------------------

[PHOTO]                   GEORGE H. CONRADES, 60
                          Partner
                          Polaris Venture Partners (venture capital)
                          Waltham, Massachusetts


Since August 1998, Mr. Conrades has been a partner with Polaris Venture Partners, specializing in early stage information technology and health sciences. Mr. Conrades has broad experience in the computer, internet and telephony industries beginning in 1961 when Mr. Conrades joined International Business Machines (IBM) and subsequently as he held a number of management positions in the United States and Asia. Mr. Conrades left IBM in 1992 as senior vice president and a member of the Corporate Management Board. In 1994, he was named president and chief executive officer of BBN Corporation, a leading provider of internet services, products and application solutions, and in 1995 was appointed chairman of the board. In 1997, in connection with GTE Corporation's acquisition of BBN Corporation, Mr. Conrades joined GTE Corporation as executive vice president and as president of its new internet organization, GTE Internetworking, leaving GTE Corporation in 1998. Mr. Conrades is a director of Infinity Broadcasting Corporation, a subsidiary of CBS, Cubist Pharmaceuticals, Inc. and Concentra Managed Care, Inc. He is also a trustee of The Scripps Research Institute and Ohio Wesleyan University, and is a member of the interim Board of ICANN, the non-profit corporation being established to oversee the administration of internet names and addresses. Mr. Conrades was first elected to the CBS Board in 1994.


[PHOTO]                   MARTIN C. DICKINSON, 63
                          Retired Senior Vice President
                          Scripps Bank (banking)
                          La Jolla, California


Mr. Dickinson joined Scripps Bank in La Jolla, California in 1988. From 1991 until his retirement in 1996, he was senior vice president and a senior credit officer of Scripps Bank. Prior to joining Scripps Bank, Mr. Dickinson was senior vice president for La Jolla Bank & Trust. Mr. Dickinson is a director of Scripps Bank and chairman of the compensation committee, a director of Gaylord Entertainment Company and chairman of the audit committee, and a director of the Oklahoma Publishing Company. He is also chairman of The Scripps Foundation for Medicine and Science and a member of the Board of Trustees for the National Cowboy Hall of Fame and Western Heritage. Mr. Dickinson joined the CBS Board in March 1998.

[PHOTO]                   WILLIAM H. GRAY III, 57
                          President and Chief Executive Officer
                          The College Fund/UNCF (higher education assistance) Fairfax, Virginia


Mr. Gray has been president and chief executive officer of The College Fund/UNCF since 1991. From 1979 until 1991, he was a member of the United States House of Representatives and served as house majority whip. Mr. Gray is a director of Warner-Lambert Company, The Prudential Insurance Company of America, Union Pacific Corporation, MBIA, Inc., Rockwell International Corporation, Electronic Data Systems Corporation and The Chase Manhattan Bank, N.A. Mr. Gray was first elected to the CBS Board in 1991.


[PHOTO]                   MEL KARMAZIN, 55
                          President and Chief Executive Officer
                          CBS Corporation

                          Chairman, President and Chief Executive Officer Infinity Broadcasting Corporation
                          New York, New York


Mr. Karmazin was elected chief executive officer of CBS Corporation in January 1999, having served as president and chief operating officer of the Company since April 1998. Mr. Karmazin is also chairman, president and chief executive officer of Infinity Broadcasting Corporation, a subsidiary of CBS. Mr. Karmazin joined CBS in December 1996 as chairman and chief executive officer of CBS Radio. In May 1997, he also assumed responsibility for CBS' owned television stations and became chairman and chief executive officer of the CBS Station Group. Prior to joining the Company, he was president and chief executive officer of Infinity Broadcasting Corporation from 1981 until its acquisition by the Company in December 1996. Mr. Karmazin is a director of Infinity Broadcasting Corporation and Westwood One, Inc., and a member of the Board of Trustees for the Museum of Television and Radio. Mr. Karmazin was first elected to the CBS Board in 1997.

[PHOTO]                   JAN LESCHLY, 58
                          Chief Executive
                          SmithKline Beecham (healthcare)
                          Philadelphia, Pennsylvania


Mr. Leschly joined SmithKline Beecham as chairman of its Worldwide Pharmaceutical business in 1990 and became chief executive in April 1994. Prior to joining SmithKline Beecham, he served as president and chief operating officer of Squibb Corporation, a pharmaceutical company. Mr. Leschly is a director of SmithKline Beecham and American Express. Mr. Leschly was first elected to the CBS Board in January 1998.


[PHOTO]                   DAVID T. MCLAUGHLIN, 66
                          Chairman of the Board
                          CBS Corporation

                          Chairman and Chief Executive Officer
                          Orion Safety Products (consumer safety products) Easton, Maryland


Mr. McLaughlin became chairman of the Board of CBS Corporation in January 1999. Since 1988, Mr. McLaughlin has served as chairman and chief executive officer of Orion Safety Products (formerly Standard Fusee Corporation). From 1987 to 1988, Mr. McLaughlin was chairman of The Aspen Institute and was appointed president and chief executive officer in 1988. Upon his retirement from The Aspen Institute in 1997, he was named president emeritus. From 1981 to 1987, Mr. McLaughlin served as president of Dartmouth College. From 1970 to 1981, Mr. McLaughlin served in various management positions at The Toro Company, being named chairman and chief executive officer in 1977. In addition to Orion Safety Products, Mr. McLaughlin is a director of Atlantic Richfield Company, Atlas Air, Inc., and PartnerRe Ltd. Mr. McLaughlin was first elected to the CBS Board in 1979.

[PHOTO]                   RICHARD R. PIVIROTTO, 68
                          President
                          Richard R. Pivirotto Co., Inc. (management consulting) Greenwich, Connecticut


Mr. Pivirotto is president of Richard R. Pivirotto Co., Inc., a management consulting firm. Mr. Pivirotto served as chairman of Associated Dry Goods Corporation from 1976 until his retirement in 1981. He continued to serve on the board of Associated Dry Goods until its acquisition by May Department Stores in 1986. Mr. Pivirotto is a director of Infinity Broadcasting Corporation, a subsidiary of CBS, General American Investors Company, Inc., The Gillette Company, New York Life Insurance Company, Immunomedics, Inc., The Greenwich Bank and Trust Company and Yale New Haven Health System. He is also a trustee emeritus of Princeton University, a trustee of the General Theological Seminary and a trustee and past chairman of the Greenwich Hospital Association. Mr. Pivirotto was first elected to the CBS Board in 1973.


[PHOTO]                   RAYMOND W. SMITH, 61
                          Chairman
                          Rothschild North America Inc. (international investment banking)
                          New York, New York


Mr. Smith became chairman of Rothschild North America Inc. in January 1999. Prior to that he was chairman and chief executive officer of Bell Atlantic Corporation, a position he held since January 1989. He joined the Bell System in 1959. Mr. Smith also currently holds the position of chairman of Bell Atlantic Venture Fund, Inc. He serves as a director of US Airways Group, Inc., and is a trustee of the Lincoln Center Theater and Carnegie Mellon University. In 1995, he was appointed to the President's Committee on the Arts and Humanities. In 1996, he became a member of the National Education Association's CEO Forum on Education and Technology and a member of the Board of Trustees of the Greater Washington Educational Telecommunications Association, Inc. Mr. Smith was first elected to the CBS Board in 1997.

[PHOTO]                   PAULA STERN, 53
                          President
                          The Stern Group, Inc. (economic analysis and trade advisory services)
                          Washington, D.C.


Since 1988, Dr. Stern has been president of The Stern Group, Inc., a Washington-based trade and international economic advisory firm. From 1972 to 1988, Dr. Stern held various positions with the United States government, including commissioner and then chairwoman of the U.S. International Trade Commission. She is a director of Infinity Broadcasting Corporation, a subsidiary of CBS, Avon Products, Inc., Harcourt General and Wal-Mart Stores, Inc. Dr. Stern was first elected to the CBS Board in 1992.


[PHOTO]                   ROBERT D. WALTER, 53
                          Chairman and Chief Executive Officer
                          Cardinal Health, Inc. (healthcare services provider) Dublin, Ohio

Mr. Walter is the founder, chairman and chief executive officer of Cardinal Health, Inc. Since 1971, through internal growth and acquisitions, he has built Cardinal into one of the country's leading healthcare services providers with annual sales in 1998 of approximately $16 billion. Mr. Walter is a director of Infinity Broadcasting Corporation, a subsidiary of CBS, Cardinal Health, Inc., Bank One Corporation and Karrington Health, Inc. Mr. Walter was first elected to the CBS Board in 1994.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     In 1998, there were 17 meetings of the Board. Each director attended at least 75% of all meetings of the Board and its committees on which the director served. Consistent with CBS' long-standing practice and its bylaws, a majority of the members of the Board are independent as defined in the Company's bylaws. At the present time, there are 11 members of the Board.

     CBS has five standing Board committees: the Audit Review Committee, the Compensation Committee, the Finance Committee, the Nominating and Governance Committee, and the Public Policy Committee. All the members of these committees are independent directors.

     The Audit Review Committee assists the Board in fulfilling its responsibilities concerning the Company's accounting and financial reporting practices and the ethical conduct of the Company and its employees. This committee makes recommendations to the Board regarding the selection, retention or termination of the Company's independent auditors and reviews the professional services, proposed fees and independence of such auditors. This committee also reviews with management and the independent auditors both the controls established to protect the integrity of the quarterly reporting process and the Company's annual financial statements. The Audit Review Committee, whose current members are directors Pivirotto (Chair), Cawthorn, Dickinson, Gray and Stern, met three times in 1998.

     The Compensation Committee assists the Board in establishing appropriate compensation and benefits for the Company's directors, officers and employees. This committee's general responsibilities include advising the Board on compensation matters, evaluating and approving the compensation of the chief executive officer and other executive officers of the Company and reporting to the shareholders on executive compensation. This committee also reviews and makes recommendations concerning outside director compensation and administers annual incentives for key employees and the Company's long-term incentive plans. The Compensation Committee, whose current members are directors Conrades (Chair), Leschly, Smith and Walter, met three times in 1998.

     The Finance Committee was established in late 1998 to assist management in establishing and adhering to a financial strategy consistent with and supportive of the overall business strategy of the Company. The Finance Committee, whose current members are directors Walter (Chair), Dickinson and Leschly, held its first meeting in January 1999.

     The Nominating and Governance Committee makes recommendations to the Board concerning the recruitment and selection of the chief executive officer and Board candidates. This committee also reviews the Company's position on significant corporate governance issues and recommends changes to the Board as appropriate. In addition, this committee assesses the performance of the Board, reviews the size and composition of the Board and its committees, and makes appropriate recommendations. The Nominating and Governance Committee, whose current members are directors Smith (Chair), Conrades, Gray, Pivirotto and Walter, met four times in 1998.

     The Public Policy Committee oversees the Company's government relations programs at the federal, state and local levels, reviews the Company's policies regarding environmental, health and safety matters and addresses other public policy matters important to the Company. The Public Policy Committee, whose current members are directors Stern (Chair), Cawthorn, Dickinson and Leschly, met twice in 1998.

     In 1994, the Board adopted guidelines identifying its policies with respect to significant corporate governance matters. These guidelines, as amended over the years, include a statement of the mission of the Board of Directors and the structure by which it operates. They also outline responsibilities of the Board in such areas as the selection and evaluation of the chief executive officer and assessment of Board performance. If you would like to have a copy of these guidelines, please contact the Secretary's Office and a copy will be sent to you.

     A shareholder may recommend a Board candidate for consideration by the Nominating and Governance Committee by furnishing to the Secretary a resume of the experience and qualifications of the proposed candidate and a written statement signed by the proposed candidate consenting to be nominated for election to the Board and to serve if elected. A shareholder may appear at the 2000 Annual Meeting of Shareholders to nominate a candidate or to propose other business to be considered by the shareholders (other than pursuant to a shareholder proposal included in the proxy materials sent by the Company) by sending a notice to the Secretary at the principal executive offices of CBS for receipt between January 5, 2000 and February 4, 2000 setting forth the information required by the Company's bylaws.

DIRECTOR COMPENSATION

     Directors who are employees of the Company are not compensated for service on the Board. During 1998, non-employee directors received an annual director's fee of $80,000 paid as follows: $30,000 in cash; $25,000 in restricted shares of the Company's common stock; and $25,000 in CBS stock options. The annual director's fee is subject to forfeiture on a prorata basis in the event that a 75% attendance requirement is not met. The stock-based portion of the annual director's fee is subject to mandatory holding periods, and the exercise price on the stock options is set at the fair market value of CBS common stock on the grant date. Directors who were elected as committee chairs in May 1998 received a committee chair's fee of $5,000, paid in restricted shares of CBS common stock. Prorated committee chair fees were paid to directors who became committee chairs later in the year. Non-employee directors may also receive a $1,200 per diem fee in cash for special services outside the scope of normal Board and committee activities. No such fees were paid in 1998. Non-employee directors were able to defer all or a portion of their cash fees. Director deferrals receive interest at the one-year U.S. Treasury Bill rate or such other rate as the Compensation Committee may determine, reset every January. For 1998, the interest rate was set at the one-year U.S. Treasury Bill rate. Deferrals are paid in five annual installments upon termination of service as a director.

     In April 1996, the Board terminated the Advisory Director's Plan (a plan that provided post-retirement payments to non-employee directors who retired at age 70 with at least five years of Board service), and provided for a termination payment to the then current non-employee directors with at least one year of Board service (including directors Cawthorn, Conrades, Gray, McLaughlin, Pivirotto, Stern and Walter). The termination payment was based on the then present value of the 1995 annual retainer amount of $22,000 times the number of years of Board service (up to 10 years) at the plan termination date. All of these amounts were deferred, on terms substantially the same as 1996 director deferrals (with the director receiving interest on the principal amount of the deferral at the 10-year U.S. Treasury Bond rate plus an amount reflecting appreciation, if any, in the price of the Company's common stock over the deferral period), and will be paid in cash installments after the director leaves the Board.

     Also in April 1996, the Board terminated the Director's Charitable Giving Program as to any director who did not have at least one full year of service at the end of July 1996. Directors Cawthorn, Conrades, Gray, McLaughlin, Pivirotto, Stern and Walter and Mr. Jordan continue to participate in this program. Under this program, upon the death of an eligible director, the Company will make a donation of $500,000 to a single qualifying charitable or other non-profit organization, or a donation of $250,000 to each of two such organizations, selected by that director. The donations are funded with the proceeds of life insurance maintained on the directors. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company.

     The Company provides each non-employee director with accidental death and dismemberment insurance in the principal amount of $500,000. Benefits will be paid under this insurance if a covered event occurs while the director is on CBS business. The total annual cost to the Company of this insurance for all non-employee directors in 1998 was approximately $9,000.

     The Company also maintains a gift-matching program for directors. Under this program, the Company will match director contributions to eligible charitable or educational institutions. The maximum match per year is $2,000.

     In the event of a change in control of the Company, director stock options and restricted stock will vest, the value of any deferrals will be paid to a trustee or otherwise on such terms as the Compensation Committee may determine, and donations under the Charitable Giving Program may be made as of the date of such change in control and paid on such basis and in such form as the committee administering that program may prescribe.

RELATED PARTY TRANSACTIONS

     In December 1998, the Company's wholly-owned subsidiary, Infinity Broadcasting Corporation ("Infinity"), completed an initial public offering of 18.2% of its common stock. In connection with this offering, the Company entered into an intercompany agreement with Infinity pursuant to which the Company provides Infinity with a number of services, including human resources, legal, finance, information management, internal audit, tax, treasury and executive services (including the chief executive officer). The costs of these services are allocated according to established methodologies determined by the Company on an annual basis. In addition, a tax sharing agreement generally provides that, for any taxable period in which Infinity is included in the Company's consolidated tax return, Infinity will pay to the Company an amount equal to the amount of income taxes Infinity would have paid if Infinity had filed separate income tax returns. Reference is made to the full text of these agreements, copies of which have been filed with the Securities and Exchange Commission.

SECURITY OWNERSHIP

     The following table sets forth the number of shares of common stock of the Company and of the Class A common stock of Infinity beneficially owned as of January 7, 1999 (except as otherwise noted) by each director, by each of the executive officers named in the Summary Compensation Table on page 15 (the "named executive officers"), and by the directors and executive officers of the Company as a group as reported by each such person. Each person has sole voting and investment power over the shares reported except as noted. No other equity securities of the Company or its subsidiaries were beneficially owned, directly or indirectly, by any director, named executive officer or other executive officer on January 7, 1999.

                                                                                   Amount and Nature of
                                     Amount and Nature of                          Beneficial Ownership
                                     Beneficial Ownership            Percent             Infinity              Percent
Name                                   CBS Common Stock              of Class      Class A Common Stock       of Class
----------------------------------------------------------------------------------------------------------------------
L. J. Briskman                 451,652  shares(1)                        *                  0 shares             *
R. E. Cawthorn                  24,193 shares(3)(4)(5)                   *                  0 shares             *
G. H. Conrades                  34,835 shares(2)(3)(4)(5)                *             20,000 shares             *
M. C. Dickinson                217,623 shares(4)(5)(6)(7)                *              2,000 shares(9)          *
W. H. Gray III                  20,219 shares(2)(3)(4)(5)                *              1,000 shares             *
M. H. Jordan                 2,809,067 shares(1)                         *                  0 shares             *
M. Karmazin                  8,149,764 shares(1)(6)                     1.1%           50,000 shares             *
J. Leschly                      20,393 shares(4)(5)                      *             15,000 shares             *
D. T. McLaughlin                43,153 shares(2)(3)(4)(5)                *                200 shares             *
L. Moonves                     828,087 shares(1)(7)                      *             30,000 shares             *
R. R. Pivirotto                 26,356 shares(2)(3)(4)(5)                *              1,000 shares             *
F. G. Reynolds                 739,335 shares(1)(7)                      *             45,000 shares             *
R. W. Smith                     11,146 shares(4)(5)                      *             20,000 shares             *
P. Stern                        21,720 shares(2)(3)(4)(5)                *              1,000 shares             *
R. D. Walter                    69,507 shares(2)(3)(4)(5)                *             20,000 shares             *
All directors and
executive officers
as a group                  13,496,569 shares(2)(3)(5)(6)(7)(8)         1.9%          206,200 shares(9)          *
----------------------------------------------------------------------------------------------------------------------

* Represents less than 1% of the class.

     (1) Includes the following shares which the indicated named executive officers had the right to acquire within 60 calendar days through the exercise of stock options or warrants: Briskman 449,400; Jordan 2,760,862; Karmazin 3,916,867; Moonves 806,666; and Reynolds 720,833.

     (2) Includes the following common stock equivalents owned by the indicated directors under the Company's Deferred Compensation and Stock Plan for
          Directors: Conrades 418; Gray 1,521; McLaughlin 3,209; Pivirotto 3,209; Stern 1,183; and Walter 103.

     (3) The indicated directors have deferred all or part of their cash compensation. As a result of these deferrals, at a future date, these directors will be entitled to receive the following number of shares, which are reflected in the table, or cash for all or part thereof:
          Cawthorn 3,323; Conrades 6,663; Gray 6,501; McLaughlin 21,446; Pivirotto 9,993; Stern 6,533; and Walter 3,021.

     (4) Includes the following shares which the indicated directors had the right to acquire within 60 calendar days through the exercise of stock options: Cawthorn 8,169; Conrades 8,919; Dickinson 1,171; Gray 8,169; Leschly 1,803; McLaughlin 8,919; Pivirotto 8,919; Smith 3,699; Stern 8,169; and Walter 8,169.

     (5) Includes the following shares which the indicated directors acquired after January 7, 1999: 305 restricted shares granted to Mr. Cawthorn and 732 restricted shares granted to each of the other indicated non-employee directors as part of their 1999 director compensation; 49 restricted shares and 86 restricted shares granted to Messrs. Smith and Walter, respectively, as prorated committee chair fees for assuming chairmanship of certain Board committees during the year; and 3,000 shares purchased by Mr. Conrades.

     (6) Includes 50,000 shares held in a trust for which Mr. Dickinson is co-trustee; and 2,184,003 shares as to which Mr. Karmazin has voting power but no investment power.

     (7) The following shares, which are included in the Security Ownership table for the indicated named executive officer or director, are owned by family members: Mr. Dickinson 2,101 shares; Mr. Moonves 500 shares; and Mr. Reynolds 110 shares. Each indicated officer or director disclaims beneficial ownership of these shares.

     (8) Includes 8,750,067 shares which the directors and executive officers had the right to acquire within 60 calendar days through the exercise of stock options or warrants.

     (9) Includes 1,000 shares which are owned by Mr. Dickinson's spouse. Mr. Dickinson disclaims beneficial ownership of these shares.

     Except as set forth below, CBS does not know of any person who beneficially owns more than 5% of the Company's common stock.

                                   Shares of
     Name and Address              CBS Common Stock               Percent
     Beneficial Owner              Beneficially Owned             of Class
     ----------------              ------------------             --------
     FMR Corp.
     82 Devonshire Street          70,550,588                     9.99%*
     Boston, MA 02109

     *This percentage is based on the number of shares of CBS common stock reported to the Company as beneficially owned as of December 31, 1998.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation for services to the Company and its subsidiaries in 1998, 1997 and 1996 of the chief executive officer and each of the other four most highly compensated executive officers of the Company at the end of 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                                   All Other
                                             Annual Compensation                  Long-Term Compensation          Compensation
                                   ----------------------------------------- ----------------------------------  -------------
                                                                                     Awards             Payouts
                                                                             -----------------------    -------
                                                                             Restricted   Securities     LTIP
Name and                                                        Other Annual   Stock      Underlying     Pay-
Principal Position         Year      Salary         Bonus       Compensation   Awards     Options(2)     outs
------------------------------------------------------------------------------------------------------------------------------
M. H. Jordan               1998    $1,000,000    $1,000,000(1)    $82,505(3)        0       350,000        0     $6,020,147(4)
    Chairman & Chief       1997    $1,000,000    $2,000,000       $57,795           0             0        0     $  110,309
    Executive Officer      1996    $1,000,000    $1,000,000           N/A     272,813     1,100,000        0     $   19,702

M. Karmazin                1998    $1,000,000    $3,000,000(1)        N/A           0       250,000        0     $2,004,294(4)
    President & Chief      1997    $  925,000    $3,000,000           N/A           0       500,000        0     $    3,749
    Operating Officer      1996           N/A           N/A           N/A         N/A           N/A      N/A            N/A

L. Moonves                 1998    $2,500,000    $1,500,000(1)        N/A           0             0        0     $  145,700(4)
    President & Chief      1997    $2,596,153    $1,557,692           N/A           0       870,000        0     $  141,700
    Executive Officer,     1996    $2,500,000    $1,500,000           N/A           0        80,000        0     $  143,200
    CBS Television

F. G. Reynolds             1998    $  647,000    $  500,000(1)        N/A           0       100,000        0     $  549,143(4)
    Executive VP &         1997    $  585,516    $1,000,000           N/A           0             0        0     $   71,003
    Chief Financial        1996    $  421,670    $  750,000           N/A           0       550,000        0     $  301,942
    Officer

L. J. Briskman             1998    $  395,000    $  500,000(1)        N/A           0        90,000        0     $  120,318
    Executive VP &         1997    $  346,648    $  350,000           N/A           0       200,000        0     $    4,800
    General Counsel        1996    $  308,496    $  320,000           N/A           0        60,000        0     $    7,938
------------------------------------------------------------------------------------------------------------------------------



     (1)  Represents annual incentive compensation awarded for 1998.

     (2)  Represents grants of non-qualified stock options.

     (3) The amount shown in this column consists of (i) an $8,000 annual perquisite allowance and (ii) $74,505 for non-business use of the corporate aircraft, for which Mr. Jordan received imputed income.

     (4) The amounts shown in this column consist of: (i) contributions by the Company to savings program accounts for Messrs. Jordan, Moonves, Reynolds and Briskman; (ii) under the terms of his employment agreement, Mr. Moonves receives $18,000 annually to offset benefits he was receiving from his former employer; (iii) relocation allowance of $42,500 for Mr. Reynolds and moving and relocation allowance of $12,797 for Mr. Briskman; (iv) $17,647, $2,643 and $3,915 of interest earned during 1998 on deferred amounts of long-term incentive compensation for Messrs. Jordan, Reynolds and Briskman, respectively;
          (v) imputed income of $4,294 and $123,700, respectively, for Messrs. Karmazin and Moonves with respect to executive life insurance; (vi) $6,000,000 that will be paid to Mr. Jordan under the terms of his employment agreement in connection with leaving the Company; and (vii) for Messrs. Karmazin, Reynolds and Briskman, special awards in the amount of $2,000,000, $500,000 and $100,000, respectively, to acknowledge their significant contributions during 1998 beyond that reflected by specific performance goals. One-half of the awards to each of Messrs. Karmazin and Reynolds was subject to mandatory deferral. These deferred amounts are held for the officer in a deferral account and credited with appreciation as follows: for one-half of Mr. Karmazin's deferral, at a rate equal to the increase, if any, in the Infinity Class A common stock price, and at a rate equal to the increase, if any, in the Company's common stock price as to the remainder for Mr. Karmazin; and as to Mr. Reynolds' deferral, at a rate equal to the increase, if any, in the Company's common stock price. These deferred amounts will be paid beginning in the January following termination of service in one, five, 10 or 15 annual installments, as the officer elects prior to termination of service. In the event of a change in control of the company, the value of any unpaid deferred amounts (including deferrals from prior years) are paid to a trustee or otherwise on such terms as the company's compensation committee may prescribe or permit.

OPTION GRANTS

     The following table shows grants in 1998 of stock options to the named executive officers.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                         % of Total
                                           Options                                           Grant Date
                                          Granted to                                       Present Value(2)
                            Options      Employees in  Exercise or    Expiration
Name                       Granted(1)     Fiscal Year   Base Price       Date        Per Share       Total
-------------------------------------------------------------------------------------------------------------
M. H. Jordan    ........... 350,000         4.1%        $29.8125       01/26/08       $15.21       $5,323,500
M. Karmazin     ........... 250,000         2.9%        $29.8125       01/26/08       $15.21       $3,802,500
L. Moonves      ...........       0         N/A              N/A            N/A          N/A              N/A
F. G. Reynolds  ........... 100,000         1.2%        $29.8125       01/26/08       $15.21       $1,521,000
L. J. Briskman  ...........  90,000         1.0%        $29.8125       01/26/08       $15.21       $1,368,900
-------------------------------------------------------------------------------------------------------------


     (1) All stock options were granted to the named executive officers on January 27, 1998. All stock options were granted in tandem with limited rights. Options have a term of 10 years from the date of grant or such lesser term as may be determined by the Compensation Committee. The exercise price under each option may not be less than the fair market value of the Company's common stock on the option grant date. Except in the event of a change in control of the Company, generally an option becomes exercisable in thirds, beginning after the first, second, and third anniversaries of the grant date. Limited rights are exercisable only in the event of a change in control of the Company and during the 30 days immediately following such change and only when the fair market value on the exercise date exceeds the exercise price. When a limited right is exercised, the employee is entitled to receive in cash the difference between the exercise price of the related option and the greater of (i) the highest closing sales price of the common stock on the New York Stock Exchange (the "NYSE") during the 60 days prior to exercise, or (ii) the highest price paid for the common stock in the change in control transaction during such period. Reload options are granted to employees at the time of an exercise of a stock option through a Stock Swap (payment of the exercise price by surrender of previously owned shares of common stock), unless the Compensation Committee cancels the reload feature before such exercise. The reload option is granted for the number of shares the employee tenders to pay the exercise price of the related option.

     (2) These values were derived using the following common assumptions: stock price volatility 31%; dividend yield 0.67%; interest rate 5.683%; reload premium 10%; risk of forfeiture discount 5.9%; and for each option, its full term and exercise price. There were no adjustments made for non-transferability. The values and assumptions were based on the Black-Scholes option pricing model. The actual value, if any, that an executive officer may realize from stock options (assuming that they are exercised) will depend solely on the gain in stock price over the exercise price when the shares are sold.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information as to stock options to purchase the Company's common stock exercised during 1998 by the named executive officers; the unexercised options to purchase the Company's common stock (including options granted in 1998 and prior years) owned by the named executive officers; and the value of options held by them at year-end.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                          Number of Securities
                            Shares                     Underlying     Unexercised          Value of Unexercised
                            Acquired                   Options at Fiscal Year-End      Options at Fiscal Year-End(1)
                            on          Value          --------------------------      -----------------------------
Name                        Exercise    Realized       Exercisable  Unexercisable(2)   Exercisable  Unexercisable(2)
--------------------------------------------------------------------------------------------------------------------
M. H. Jordan.............           0            N/A   2,760,862            0          $35,453,753              0
M. Karmazin..............   6,178,985   $195,934,379   3,833,534      250,000          $77,268,877     $  750,000
L. Moonves...............           0            N/A     806,666      193,334          $ 9,411,036     $1,643,339
F. G. Reynolds...........     100,000   $  2,156,190     687,500      250,000          $10,409,000     $2,113,875
L. J. Briskman...........      73,890   $  1,194,664     419,400       90,000          $ 6,641,098     $  270,000
--------------------------------------------------------------------------------------------------------------------

     (1) Based on the closing price of the Company's common stock as reported on the NYSE composite tape on December 31, 1998 ($32.8125).

     (2) These options are unexercisable because they have not yet vested under their terms.


PENSION BENEFITS

     Effective January 1, 1998, each of the named executive officers, except Messrs. Karmazin and Moonves, began to participate in the Group W component of the CBS Combined Pension Plan (the "Pension Plan"). Prior to that date, they participated in the Westinghouse Pension Plan, which has substantially similar terms. During 1998, Mr. Moonves participated in the CBS component of the CBS Combined Pension Plan (the "CBS Pension Plan"), which is discussed on pages 18 and 19. Mr. Karmazin has a vested benefit under an Infinity pension plan which was frozen in November 1987. He has not accrued any additional benefits under this plan since November 1987. As of December 31, 1998, the estimated monthly benefit amount payable to Mr. Karmazin upon retirement at normal retirement age under this frozen pension plan is $1,408.

     The Pension Plan is a contributory, defined benefit plan designed to provide retirement income related to an employee's salary and years of active service. All Company contributions are actuarially determined. Messrs. Jordan, Reynolds and Briskman also participate in the Westinghouse Executive Pension Plan (the "Executive Pension Plan"), which provides for supplemental pension payments provided that they meet certain eligibility requirements. Such payments, when added to their pensions under the Pension Plan, result in a total annual pension equal to 1.47% for each year of credited service multiplied by their average annual compensation as defined by the Executive Pension Plan. Average annual compensation is equal to the sum of the average of the five highest annualized December base salaries and the average of the five highest annual incentive awards, each in the last 10 years of employment. In the event of retirement prior to age 60, the total annual pension would be reduced by an amount equal to the reduction in the benefits payable under the Pension Plan. In the event of a change in control of the Company, participants in the Executive Pension Plan become vested and benefits may be paid on a present value or other basis.

     For purposes of illustration, the following table indicates the approximate amounts of annual retirement income that would be payable at the present time under various assumptions as to average annual compensation and years of service to employees who participate in the Pension Plan and are eligible for supplemental payments pursuant to the Executive Pension Plan.


Five-year
average annual                                          Estimated annual pension for
compensation                                         specified years of credited service
including           -------------------------------------------------------------------------------------------------
incentive award           15              20               25               30                 35               40
---------------------------------------------------------------------------------------------------------------------
$  300,000          $   66,150       $   88,200       $  110,250        $  132,300        $  154,350       $  176,400
   500,000             110,250          147,000          183,750           220,500           257,250          294,000
   700,000             154,350          205,800          257,250           308,700           360,150          411,600
   900,000             198,450          264,600          330,750           396,900           463,050          529,200
 1,100,000             242,550          323,400          404,250           485,100           565,950          646,800
 1,500,000             330,750          441,000          551,250           661,500           771,750          882,000
 2,000,000             441,000          588,000          735,000           882,000         1,029,000        1,176,000
 2,500,000             551,250          735,000          918,750         1,102,500         1,286,250        1,470,000
 3,000,000             661,500          882,000        1,102,500         1,323,000         1,543,500        1,764,000
 3,500,000             771,750        1,029,000        1,286,250         1,543,500         1,800,750        2,058,000
---------------------------------------------------------------------------------------------------------------------


     The amounts presented in the above table are based on straight life annuity amounts and are not subject to any reduction for Social Security benefits or other offset amounts. As of December 31, 1998, Messrs. Jordan, Reynolds and Briskman had the following credited full years of service under the Pension Plan, respectively: five years; four years; and 23 years.

     Mr. Moonves participates in the CBS Pension Plan, which is a non-contributory defined benefit plan. The CBS Pension Plan is designed to provide retirement income related to an employee's salary and years of active service. In addition to the benefits provided by the CBS Pension Plan, Mr. Moonves participates in an unfunded plan that provides for the payment of benefits in excess of amounts permitted to be paid by tax-qualified benefit plans under Internal Revenue Service regulations (the "Unfunded Plan"), as well as the Supplemental Executive Retirement Plan ("SERP"). The SERP is an unfunded plan that provides for recognition for pension purposes of 50% of certain annual bonus amounts (for purposes of the SERP, such bonuses are defined as "SERP Bonuses").

     The applicable benefit payable under the CBS Pension Plan and the Unfunded Plan is the sum of: 1.3% of Final Average Compensation up to the Social Security covered compensation base times years of credited service (not to exceed 35) plus 1.7% of Final Average Compensation in excess of the Social Security covered compensation base times years of service (not to exceed 35). Benefits under the CBS Pension Plan vest after a participant completes five years of service (as defined). Final Average Compensation is the average of the participant's highest five consecutive years of earnings out of the last 10 years of service. Earnings include only regular compensation (i.e., the amount shown in the Salary column in the Summary Compensation Table) and exclude overtime, bonuses, deferred compensation and additional compensation of any kind.

     The SERP benefit is based on 50% of annual SERP Bonus payments. SERP Average Compensation is 50% of the average of the participant's highest SERP Bonuses paid for five consecutive years out of the last

10 years of continuous service. To determine the SERP annual benefit, SERP Average Compensation is multiplied by 1.7%, and the resulting product is multiplied by years of service (not to exceed 35). SERP benefits are payable only to "retirement-eligible" participants, i.e., employees designated to participate in the SERP and each of whom, upon termination of employment, has attained age 55 with not less than 10 years of service (as defined).

     For purposes of illustration, the following table shows the estimated amounts of annual retirement income that would be payable at the present time under various assumptions as to compensation and years of service to employees who participate in the CBS Pension Plan, the Unfunded Plan and the SERP.

Base salary plus
50% of the average
of five highest                  Estimated annual pension for specified years of credited service
consecutive            ---------------------------------------------------------------------------------------
bonuses received           5            10          15           20           25            30           35
--------------------------------------------------------------------------------------------------------------
   $   367,500         $ 24,877     $ 61,230   $   91,845   $  122,460   $  153,075    $  183,690   $  214,305
       496,000           33,377       83,075      124,612      166,150      207,687       249,225      290,762
       620,000           41,877      104,155      156,232      208,310      260,387       312,465      364,542
       744,000           50,377      125,235      187,852      250,470      313,087       375,705      438,322
       868,000           58,877      146,315      219,472      292,630      365,787       438,945      512,102
       992,000           67,377      167,395      251,092      334,790      418,487       502,185      585,882
     1,170,000           75,877      197,655      296,482      395,310      494,137       592,965      691,792
     1,300,000           84,377      219,755      329,632      439,510      549,387       659,265      769,142
     1,430,000           92,877      241,855      362,782      483,710      604,637       725,565      846,492
     1,560,000          101,377      263,955      395,932      527,910      659,887       791,865      923,842
     1,690,000          109,877      286,055      429,082      572,110      715,137       858,165    1,001,192
     1,820,000          118,377      308,155      462,232      616,310      770,387       924,465    1,078,542
     1,950,000          126,877      330,255      495,382      660,510      825,637       990,765    1,155,892
     2,600,000          169,377      440,755      661,132      881,510    1,101,887     1,322,265    1,542,642
     3,250,000          211,877      551,255      826,882    1,102,510    1,378,137     1,653,765    1,929,392
     3,900,000          254,377      661,755      992,632    1,323,510    1,654,387     1,985,265    2,316,142
     4,550,000          296,877      772,255    1,158,382    1,544,510    1,930,637     2,316,765    2,702,892
--------------------------------------------------------------------------------------------------------------

     The amounts presented in the above table are based on straight life annuity amounts and are not subject to any reduction for Social Security benefits or other offset amounts. As of December 31, 1998, Mr. Moonves had three credited fully years of service under the CBS Pension Plan, the Unfunded Plan and the SERP.

COMPENSATION AND SEVERANCE ARRANGEMENTS


MICHAEL H. JORDAN

     In June 1993, the Company retained the services of Michael H. Jordan as chairman and chief executive officer of the Company. Pursuant to the employment agreement entered into at that time, the Company agreed that, upon termination, Mr. Jordan would receive a supplemental pension benefit under the Westinghouse Executive Pension Plan with no actuarial reduction for commencement of that benefit prior to age 65, and Mr. Jordan's vested stock options would remain exercisable for the remainder of their respective terms. The employment agreement also provides for separation benefits in the event that Mr. Jordan leaves the Company under certain circumstances.

     Mr. Jordan retired as chairman and chief executive officer of the Company effective as of December 31, 1998, although he will remain available for consultation through completion of the divestiture of the Company's industrial businesses and the remainder of 1999. In connection with leaving the Company, under his employment agreement, Mr. Jordan will receive a lump-sum payment of $6,000,000, credit for an additional two years of service with respect to his supplemental pension benefit, and certain health and welfare benefits and his previously unvested stock options were vested.

MEL KARMAZIN

     In June 1996, the Company and Mel Karmazin entered into an employment agreement that became effective at the time of the acquisition of Infinity by the Company. The employment agreement is for a term of four years commencing at the effective time of the acquisition (December 31, 1996) and provides for a starting annual base salary of $925,000, subject to merit review and annual increases (but not decreases) at the sole discretion of the Compensation Committee. The employment agreement further provides that Mr. Karmazin will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of $1,500,000. Mr. Karmazin also received a stock option grant pursuant to the agreement on the acquisition date for 500,000 shares of Company common stock, with the options generally becoming exercisable after the first and second anniversaries of the grant date.

     The employment agreement provides that Mr. Karmazin's employment is terminable for cause upon the occurrence of any (i) action involving willful malfeasance or gross misconduct in connection with such employment having a material adverse effect on the Company, (ii) substantial and continuing refusal to perform ordinary duties of a chief executive officer or (iii) felony conviction.

     In the event Mr. Karmazin's employment is terminated without cause or the Company otherwise breaches the employment agreement, the Company would be obligated to pay to Mr. Karmazin a lump-sum payment equal to the compensation, including annual incentive compensation, that otherwise would have been paid to Mr. Karmazin for the remainder of the term of the employment agreement.

LESLIE MOONVES

     As of May 17, 1995, CBS Broadcasting Inc. (formerly CBS Inc.), prior to being acquired by the Company in late 1995, retained the services of Leslie Moonves as President, CBS Entertainment Division, for a five-year term beginning July 17, 1995 and ending July 16, 2000. The Company and Mr. Moonves entered into an amendment to the 1995 agreement in connection with Mr. Moonves' promotion to the position of President, CBS Television and his assumption of additional responsibilities in mid-1997.

     Mr. Moonves' employment agreement provides for an annual base salary of $2,500,000 and annual bonus payments of $1,500,000 for each year of the contract. He also receives a monthly payment of $1,500 to offset certain benefits from his former employer that he lost when he was retained by CBS Broadcasting.

     Under the agreement, in the event that CBS Broadcasting terminates Mr. Moonves for incapacity, CBS Broadcasting will continue to pay Mr. Moonves his base salary and bonus (less the maximum amount that may be insured under the CBS Broadcasting Long-Term Disability Plan) for the remainder of the employment term. If CBS Broadcasting terminates Mr. Moonves' employment for a reason other than cause or incapacity, or if Mr. Moonves elects to terminate the contract for good reason as defined in the contract (which includes removal from his title or position and certain changes in his reporting responsibilities, authority and functions), Mr. Moonves will be entitled to continue to receive his base salary and bonus payments for the remainder of the employment term in lieu of any other severance benefits. In the event of a change of control of CBS Broadcasting during the period Mr. Moonves is rendering services under the employment agreement, Mr. Moonves is entitled to receive a change of control payment that varies in amount depending on the remaining term of the employment agreement and the change of control consideration.

     In connection with the amendment to his employment contract and assumption of additional responsibilities in mid-1997, Mr. Moonves received grants of stock options for 500,000 shares of Company common stock at an exercise price of $21.75, exercisable after one year, and for 290,000 shares of Company common stock at an exercise price of $24.31, becoming exercisable in increments over three years. In the event that CBS Broadcasting terminates Mr. Moonves' employment for a reason other than cause or incapacity, or if Mr. Moonves elects to terminate the contract for good reason as defined in the contract, these options will vest as of their normal vesting dates and will then be exercisable until the earlier of three years from his separation date or the expiration of the option term.

FREDRIC G. REYNOLDS

     Pursuant to a March 1999 agreement, in the event of termination by the Company without cause or by Mr. Reynolds for good reason (as defined), Mr. Reynolds is entitled to receive separation pay in the amount of two times base salary and annual incentive target award opportunity, and his stock options would continue to vest and would remain exercisable for two years after separation.

LOUIS J. BRISKMAN

     Pursuant to a March 1999 agreement, Mr. Briskman is entitled to receive separation pay, in the event of termination by the Company without cause or by Mr. Briskman for good reason (as defined), in the amount of two times base salary and annual incentive target award opportunity, and his stock options would continue to vest and would remain exercisable for the remainder of their terms. In addition, upon such separation, or upon retirement on or after his earliest retirement age, Mr. Briskman would receive a supplemental executive pension at the same level as the current Westinghouse Executive Pension Plan, with no actuarial reduction for commencement of supplemental pension prior to age 65.

OTHER COMPENSATION

     The Board has determined that employees receiving payments pursuant to provisions of certain compensation or other employee benefit plans relating to a change in control of the Company should not be adversely affected by any tax imposed on such payments by reason of Section 4999 of the Internal Revenue Code of 1986, as amended, and has authorized and directed the Company in such event to make additional payments in an amount sufficient to satisfy any such tax liability.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation for 1998.

     The Compensation Committee, which is composed entirely of outside independent directors, reviews, evaluates and approves the design and implementation of the Company's compensation system for executive officers. The Compensation Committee also determines the form and amount of compensation for the chief executive and other executive officers. For purposes of making compensation determinations, the Compensation Committee evaluates the competitiveness of the Company's executive compensation and evaluates individual and Company performance.

THE CBS EXECUTIVE COMPENSATION PROGRAM

     The CBS executive compensation program is a performance and rewards compensation system consisting of base salaries and incentives (annual and long-term) that pays executives for the achievement of levels of performance designed to increase the shareholder value of the Company. The system also enables the Company to hire, retain and motivate high-quality executives who meet the immediate business challenges and improve the long-term performance of the Company, and is designed to pay base salaries and provide total compensation opportunities which are competitive as measured against industry norms.

     The Compensation Committee reviews and evaluates competitive data for purposes of establishing base salary and annual incentive opportunities and for making long-term incentive grants, using information from a variety of sources. These sources include information supplied by consultants, various industry surveys, and information obtained from the Company's own experience. For example, for purposes of measuring competitive base salary and annual incentive opportunities, the Compensation Committee uses, among other sources, the Towers Perrin entertainment and general industry surveys as appropriate. For purposes of measuring competitive long-term incentive opportunities, the Compensation Committee uses, among other sources, surveys conducted by Towers Perrin.

     The individual performance of each executive officer is annually reviewed and evaluated. Individual contributions are evaluated on the basis of comparative, organization-wide assessments of contributions.

BASE SALARIES

     Executive officers are assigned a compensation range for base salaries which takes into consideration the level of responsibility involved, the knowledge and skill required, and competitive levels. Each year, the executive's performance is evaluated and any base salary adjustment is based on an evaluation of the individual's performance and contribution and on competitive data. The chief executive officer makes recommendations with respect to salary adjustments for all executive officers. These recommendations are reviewed by the Compensation Committee and approved with any modifications the Committee deems appropriate.

ANNUAL INCENTIVES

     The Compensation Committee administers various incentive plans under which annual incentive compensation may be paid to key employees of the Company, including the Company's 1998 Executive Annual Incentive Plan (the "1998 Plan") approved by the shareholders at the 1998 Annual Meeting, which allows the Compensation Committee to structure performance-based awards to covered executives so as to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder for deductibility of certain executive compensation. Under these plans, early in 1998, the Compensation Committee approved competitive annual incentive award opportunities for individual executive officers. The Compensation Committee established a range of 1998 financial objectives for the entire Company and for each individual business unit and established other key performance indicators as appropriate. The Committee established specific EBITDA performance goals under the 1998 Plan for covered executives (all of the named executive officers other than Mr. Moonves, who receives his annual incentive under a pre-existing individual employment agreement).

     The year 1998 reflects strong performance by the Company's executive officers. After reviewing the performance of the Company in light of specific performance goals previously established by the Compensation Committee, the Committee approved the payment of awards to covered executives under the 1998 Plan.

     After reviewing the relevant financial and other key performance indicators and individual performance, the chief executive officer made recommendations with respect to incentive awards. These recommendations were reviewed with and, to the extent determined appropriate, approved by the Compensation Committee.

LONG-TERM INCENTIVES

     Long-term incentives are a significant component of total compensation. For a number of years, the Compensation Committee has awarded long-term incentives to executive officers in the form of stock options as part of the Company's performance-based incentive compensation, thus rewarding the officers when shareholder value increases. The Compensation Committee believes that using stock options as an incentive serves to promote a sense of ownership and to further align the interests of the Company's executive officers with those of its shareholders, for the options have value only as the Company's stock price increases.

     For 1998, the Compensation Committee again granted long-term incentive opportunities to executive officers in the form of non-qualified stock option grants. The level of option grants to executives for 1998 was based on the above-referenced competitive data for the executive's level of responsibility and on individual performance. The number of shares currently owned, directly and through various deferral arrangements by an executive, was not a factor in determining the final grant level. All stock option grants to executive officers in 1998 had an exercise price per share equal to the fair market value of the Company's common stock on the grant date.

COMPENSATION ARRANGEMENTS

     From time to time, the Company enters into employment contracts or other compensation arrangements with executive officers when appropriate for competitive or other business reasons. In these cases, compensation for the executives is paid in accordance with their contracts. Contractual compensation arrangements with individual executive officers named in the Summary Compensation Table are summarized on pages 20 and 21.

SPECIAL 1998 AWARDS

     After reviewing and evaluating Company and executive performance for 1998, the Compensation Committee noted that a number of significant goals had been achieved during the year the impact of which went substantially beyond that reflected by specific performance goals. These actions included substantial completion of the transformation of the Company to a pure media enterprise, and significant steps in reduction of the Company's indebtedness, enhancement of its debt rating and increase in its stock price. Based on these significant contributions, special awards of $2,000,000, $500,000 and $100,000 were approved for Messrs. Karmazin, Reynolds and Briskman, respectively. Based on Mr. Karmazin's contributions to these achievements in his role as chief executive officer of Infinity, a subsidiary of the Company, $1,000,000 of the special award to Mr. Karmazin was allocated to Infinity. Fifty percent of the special awards to each of Messrs. Karmazin and Reynolds was subject to mandatory deferral.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Individual Performance and Contribution. Total compensation for Michael H. Jordan, the chairman and chief executive officer of the Company during 1998, was based on a variety of factors as discussed below. A significant factor which was taken into account by the Compensation Committee, however, was the full Board's detailed evaluation of Mr. Jordan's performance as chief executive officer and his contribution to the Company and its shareholders in 1998.

     Salary. The Compensation Committee reviewed Mr. Jordan's annual base salary of $1,000,000. After consideration, the Compensation Committee determined that this base salary should remain unchanged for 1998.

     Bonus. As an annual incentive for 1998, the Compensation Committee awarded Mr. Jordan a bonus of $1,000,000 under the 1998 Plan, taking into consideration his compensation arrangements discussed below in "Other Compensation."

     Long-term Incentive. Long-term incentives during 1998 consisted of a grant of options for 350,000 shares of CBS common stock. Mr. Jordan's grant level was established considering his level of responsibility, previously disclosed competitive data and the Compensation Committee's evaluation of his performance and role in increasing shareholder value.

     Other Compensation. Mr. Jordan retired as chairman and chief executive officer of the Company effective as of December 31, 1998, although he will remain available for consultation through completion of the divestiture of the Company's industrial businesses and the remainder of 1999. In connection with leaving the Company, under his employment agreement, Mr. Jordan will receive a lump-sum payment of $6,000,000, credit for an additional two years of service with respect to his supplemental pension benefit, and certain health and welfare benefits and his previously unvested stock options were vested.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     It is the Compensation Committee's policy to establish measurable, quantifiable performance targets in connection with incentive plans as part of the Company's performance and rewards compensation system for executive officers. For example, in the case of stock options, the options only have value as the Company's stock price increases. In the case of annual incentives, the Compensation Committee establishes financial and non-financial performance measures for that year's incentives that are designed to increase the shareholder value of the Company.

     Under the federal tax laws, beginning in 1994, compensation for certain individual executive officers ("covered executives") is not deductible to the extent that the officer's compensation for that year exceeds $1,000,000, after excluding qualifying performance-based compensation that meets certain specified criteria. The Compensation Committee believes, based on information currently available, that the Company's annual incentive awards and stock options to its covered executive officers (other than annual incentives to Mr. Moonves pursuant to his pre-existing employment agreement) will qualify for exclusion. The Compensation Committee has reviewed and will continue to review tax consequences as well as other relevant considerations when making compensation decisions. The Compensation Committee generally has required the deferral of compensation which would exceed the $1,000,000 limit. However, the Compensation Committee has excluded certain media operations executive officers from this requirement given the structure of executive compensation in the media and entertainment industry and certain pre-existing compensation arrangements.

COMPENSATION COMMITTEE

     George H. Conrades, Chair
     Jan Leschly
     Raymond W. Smith
     Robert D. Walter

     Messrs. Conrades, Smith and Walter served as members of the Compensation Committee during all of 1998, with Mr. Leschly joining the Committee in May 1998, Mr. Pivirotto leaving the Committee in May 1998, and Mr. McLaughlin leaving the Committee in December 1998. All members of the Compensation Committee were independent outside directors. During 1998, no Compensation Committee interlocks or insider participation existed.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the total returns (assuming reinvestment of any dividends) of the Company's common stock, the Standard & Poor's 500 Index ("S&P 500(R)"), and the Standard & Poor's Entertainment Index ("S&P(R) Entertainment").



                     COMPARISON OF FIVE-YEAR TOTAL RETURN*
                 CBS COMMON, S&P 500(R) AND S&P(R) ENTERTAINMENT


                                                  DECEMBER 31,
                         -------------------------------------------------------------
                          1993        1994       1995      1996       1997       1998
                          ----        ----       ----      ----       ----       ----
CBS Corporation           $100        $ 88       $119      $147       $219       $245
S&P 500(R)                $100        $101       $139      $171       $229       $294
S&P(R) Entertainment      $100        $ 95       $115      $116       $170       $230



     *Assumes that the value of the investment in CBS common stock and in each index was $100 on December 31, 1993, and that any dividends were reinvested.



2. ELECTION OF INDEPENDENT AUDITORS

     (Item 2 on proxy card)

     Independent auditors are to be elected to audit and express an opinion on the Company's financial statements for 1999. The Audit Review Committee of the Board has the responsibility to recommend to the Board annually, and at other appropriate times, the selection, retention or termination of the Company's independent auditors. The Audit Review Committee has nominated KPMG LLP ("KPMG"), and this firm has advised the Company that it is willing to serve. The Board has approved this nomination. If KPMG is not elected, or if elected, it should subsequently decline to serve, or if its engagement by the Company is terminated, the Board, in conjunction with the Audit Review Committee, will appoint other independent auditors.

     A representative of KPMG will be present at the 1999 Annual Meeting of Shareholders and will have an opportunity to make a statement. He or she will also respond to any appropriate questions.

     The persons named in the enclosed proxy card (Messrs. McLaughlin, Karmazin and Briskman) have advised that they intend to vote for the election of KPMG unless a contrary direction is indicated on the proxy card.


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF KPMG AS INDEPENDENT AUDITORS.

     The affirmative vote of a majority of the votes cast by the shareholders is required for passage.

3.   SHAREHOLDER PROPOSAL: EXPAND EXECUTIVE COMPENSATION DISCLOSURE REQUIREMENTS

     (Item 3 on proxy card)

     CBS has been advised that Evelyn Y. Davis, the beneficial owner of 500 shares of common stock, located at Watergate Office Building, Suite 215, 2600 Virginia Avenue N.W., Washington, D.C. 20037, will submit the following proposal at the meeting:

     "RESOLVED: That the shareholders recommend that the Board take the necessary steps that CBS specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

SUPPORTING STATEMENT

     In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

     If you AGREE, please mark your proxy FOR this proposal.

THE RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Proposal seeks to impose on CBS more stringent disclosure requirements than those already required of all companies by the Securities and Exchange Commission (the "SEC"). CBS already provides shareholders with comprehensive and detailed information on executive compensation - pages 15 through 25 of this proxy statement are devoted to that very subject. The nature and extent of the information disclosed is based, primarily, on the proxy solicitation rules promulgated by the SEC, rules which apply to all publicly traded companies. The Board of Directors believes that, under the existing disclosure requirements, shareholders receive adequate information on which to base an informed evaluation of the Company's use of resources for compensation, and that there is no substantial shareholder interest to be served by imposing different standards on CBS. Further, in the entertainment industry, there is relatively little publicly available information on executive compensation other than that already required by the SEC's existing rules and regulations. Expanding disclosure in the way proponent suggests would potentially require CBS to make public far more information than other companies in the entertainment industry and would clearly place CBS at a competitive disadvantage. In addition, the Company treats each employee's salary as a private matter, except where disclosure is required under SEC rules applicable to all companies, and the Board of Directors believes that such privacy should continue to be respected.

     The persons named in the enclosed proxy card (Messrs. McLaughlin, Karmazin, and Briskman) have advised that they intend to vote against the proposed resolution unless a contrary direction is indicated on the proxy card.


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSED RESOLUTION.

     The affirmative vote of a majority of the votes cast by the shareholders on this proposal is required for passage.

VOTING INFORMATION

     Under Pennsylvania law and the Company's Restated Articles of Incorporation and bylaws, the presence of a quorum is required to transact business at the 1999 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. Abstentions, votes withheld from director nominees and broker-dealer non-votes will be counted for purposes of determining a quorum.

     Assuming the presence of a quorum, (i) the 10 nominees for director receiving the highest number of votes will be elected directors and (ii) the affirmative vote of a majority of the votes cast by the shareholders is required for the election of independent auditors and for adoption of the shareholder proposal.

     Abstentions and broker-dealer non-votes are not counted in determining the numbers of votes cast in connection with the election of independent auditors or adoption of the shareholder proposal. While abstentions and broker-dealer non-votes are not cast and therefore do not count either for or against the election of independent auditors or adoption of the shareholder proposal, they do have the practical effect of reducing the number of affirmative votes required to achieve majority in each of these matters.

SHAREHOLDER PROPOSAL SUBMISSIONS FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

     To be considered for inclusion in the proxy materials relating to the 2000 Annual Meeting of Shareholders, shareholder proposals should be addressed to the Secretary and must be received at the principal executive offices of CBS on or before November 24, 1999.


SOLICITATION OF PROXIES

     This solicitation of proxies is made on behalf of the Board of Directors of the Company. Solicitation will be by mail, except for any personal solicitation made orally or in writing by or under the direction of directors, officers or employees of CBS. The cost of solicitation, including the cost of any such personal solicitation, will be paid by the Company. CBS may request persons such as brokers, nominees and fiduciaries holding stock in their names to forward proxy materials to the beneficial owners, and it will reimburse such persons for their reasonable expenses incurred in doing so. In addition, CBS has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, for a fee of $12,000 plus incidental and related expenses, to assist in providing proxy materials to brokers, nominees, fiduciaries and individuals (other than officers of the Company) holding sizable amounts of stock and in soliciting proxies from them.

     A shareholder giving a proxy has the power to revoke the proxy by delivering a later dated and signed proxy or written notice of revocation to the Secretary prior to the time voting is declared closed or by attending the meeting and voting in person. All proxies will be voted if properly signed, received by the Secretary prior to the time voting is declared closed, and not revoked prior to that time.

     As of the time of preparation of this proxy statement, the Board knows of no matter, other than those described in the foregoing paragraphs, that will be presented at the 1999 Annual Meeting of Shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.



     March 25, 1999

                       This Page Intentionally Left Blank

[CBS LOGO]

                                ADMISSION TICKET

                               1999 ANNUAL MEETING
                                       OF
                                  SHAREHOLDERS
                                       OF

                                 CBS CORPORATION

                              TUESDAY, MAY 4, 1999
                                   10:30 A.M.

                             SHERATON NEW YORK HOTEL
                       811 SEVENTH AVENUE (AT 52ND STREET)
                               NEW YORK, NEW YORK

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2, AND
                                 AGAINST ITEM 3.

--------------------------------------------------------------------------------

1.   Election of directors
         (see reverse)

      FOR       WITHHOLD       FOR ALL, WITH
      ALL [  ]  FOR ALL  [  ]  EXCEPTIONS      [  ]
                               BELOW

*Exceptions:  ________________________________

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exceptions box and write the name(s) in the space provided above.)

2.   The Election of Independent Auditors.
              FOR [  ]     AGAINST  [  ]    ABSTAIN     [  ]

3.   Shareholder Proposal: Expand Executive Compensation
     Disclosure Requirements.

          FOR     [  ]     AGAINST  [  ]    ABSTAIN     [  ]


The shares represented by this Proxy Card will be voted as specified above, but if no specification is made they will be voted FOR items 1 and 2 and AGAINST
Item 3 and at the discretion of the proxies on any other matter that may properly come before the meeting.



If you receive more than one Annual Report at the address set forth on this proxy and have no need for the extra copy, please check the box at the right. This will not affect the distribution of proxy statements or any other mailings. [ ]

To change your address mark this box and correct on reverse side.[ ]

If you plan to attend the Annual Meeting please check this box. [  ]

                     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.


                     -------------------------------------------------
                               Signature of Share Owner(s)

                     -------------------------------------------------
                                Signature of Share Owner(s)

                     Dated:                       , 1999
                           ----------------------


                VOTES MUST BE INDICATED [X] IN BLACK OR BLUE INK.
       Please sign, date and return promptly in the accompanying envelope.

                                (reverse of card)



     ----------------------------------------------------------------------

                             DETACH PROXY CARD HERE

                                 CBS CORPORATION
              Proxy solicited by the Board of Directors for Annual Meeting of
                           Shareholders, May 4, 1999
                 (see Proxy Statement for discussion of items.)

The undersigned hereby appoints David T. McLaughlin, Mel Karmazin and Louis J. Briskman, and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of CBS Corporation common stock which the undersigned is entitled to vote on all matters which may properly come before the 1999 Annual Meeting of Shareholders of CBS Corporation, or any adjournment thereof.


------------------------------------------------------------------------- -----------------------------
ELECTION OF DIRECTORS.  NOMINEES:                                         (change of address)

George H. Conrades, Martin C. Dickinson, William H. Gray III, Mel         -----------------------------
Karmazin, Jan Leschly, David T. McLaughlin, Richard R. Pivirotto,         -----------------------------
Raymond W. Smith, Paula Stern and Robert D. Walter.                       -----------------------------
                                                                          -----------------------------
                                                                          If you have written in the
                                                                          above space, please mark the
                                                                          corresponding box on the
                                                                          reverse side of this card.
------------------------------------------------------------------------- -----------------------------


                                 CBS Corporation
                                 P.O. Box 11004
                                 New York, N.Y. 10203-0004


You are encouraged to specify you choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this proxy card.

(Continued, and to be signed and dated, on the reverse side.)